Exhibit 99.1

InnerWorkings Announces Acquisition of EYELEVEL

Leading Retail Display Distributor Adds to InnerWorkings’ Capabilities and Global Footprint

CHICAGO—July 31, 2013—InnerWorkings Inc., a leading provider of global print management solutions, has acquired EYELEVEL, a leading global provider of permanent retail displays and store fixtures.

Launched in 2002, EYELEVEL operates from their European headquarters in Prague, Czech Republic and their U.S. base in Portland, Oregon, with additional operations in Australia, Brazil, China, Russia, and the United Kingdom. The company’s client roster includes adidas, North Face, Vans, Calvin Klein, Crocs and other leading global brands.

“We are excited to partner with a company that has a track record and reputation as strong as EYELEVEL,” said Eric Belcher, CEO of InnerWorkings. “This acquisition strengthens our capabilities, adds to our global presence, and provides us access to an impressive roster of new clients.”

As a result of the acquisition, EYELEVEL will extend InnerWorkings’ permanent display capabilities to international markets. EYELEVEL’s current and future clients will have the ability to benefit from InnerWorkings’ enterprise print management services.

“Joining the InnerWorkings team is a great fit for us “ said Tomas Baca, Managing Director of EYELEVEL, “We are anxious to combine our strengths with one of the world’s most respected marketing service providers.”

As part of the transaction, EYELEVEL executives will remain with InnerWorkings to build on the success they have created.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,400 individuals, and maintains 49 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

CONTACT:

Brad Moore

InnerWorkings, Inc.

(312) 277-1510

bmoore@inwk.com